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EXHIBIT 21.1

SUBSIDIARY OF BIOPHARMX CORPORATION

        As of December 31, 2014, BioPharmx Corporation's sole subsidiary was BioPharmx Inc., a Nevada corporation.

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  EXHIBIT 21.1
SUBSIDIARY OF BIOPHARMX CORPORATION